UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 9, 2020
Discovery, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34177

Delaware	35-2333914
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

8403 Colesville Road
Silver Spring, Maryland 20910
(Address of principal executive offices, including zip code)

240-662-2000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[☐]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[☐]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[☐]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[☐]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Series A Common Stock	DISCA	Nasdaq
Series B Common Stock	DISCB	Nasdaq
Series C Common Stock	DISCK	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 9, 2020, S. Decker Anstrom notified the Discovery, Inc. (the “Company”) Board of Directors (the “Board”) of his decision to resign from the Company’s Board, effective as of December 31, 2020. Mr. Anstrom is a Series A-1 Preferred Stock director and a member of the Company’s Audit Committee. Mr. Anstrom’s resignation is not the result of any disagreement with the Company.

Under the terms of the Company's restated certificate of incorporation, the holder of the Company's Series A-1 Preferred Stock has the right to elect three Series A-1 Preferred Stock directors to the Company's Board and to fill any Series A-1 Preferred Stock director vacancies. On December 9, 2020, the holder of all of the outstanding shares of the Series A-1 Preferred Stock of the Company, Advance/Newhouse Programming Partnership, by its written consent, appointed Susan M. Swain, a current Class I common stock director of the Company, as a Series A-1 Preferred Stock director to fill the vacancy that will be created by Mr. Anstrom’s resignation.

Ms. Swain’s appointment as a Series A-1 Preferred Stock director will be effective as of January 1, 2021. Ms. Swain is an “independent director” as defined by the NASDAQ listing rules and she will continue to serve on the Company’s Audit Committee and Nominating and Corporate Governance Committee. Ms. Swain will continue to be compensated for her services on the Company’s Board pursuant to the existing compensation program for non-employee directors set forth in the Company's proxy statement dated April 29, 2020 for the Company's 2020 annual meeting of stockholders.

In order to accept the appointment as a Series A-1 Preferred Stock director, on December 9, 2020, Ms. Swain resigned as a Class I common stock director, effective as of December 31, 2020. On December 9, 2020, the Board of the Company filled the vacancy created by Ms. Swain’s resignation by appointing Robert L. Johnson to the Board, to be effective as of January 1, 2021. Mr. Johnson will serve as a Class I common stock director, where his initial term will expire at the Company’s 2021 annual meeting of stockholders. The Board determined, after considering all of the facts and circumstances, that Mr. Johnson is an “independent director” as defined by the NASDAQ listing rules.

Mr. Johnson is founder and chairman of The RLJ Companies, an innovative business network, and owns or holds interests in businesses operating in hotel real estate, private equity, 401k fintech services, automobile dealerships, content streaming, gaming and sports betting. Mr. Johnson is also the founder and former chief executive officer of Black Entertainment Television. Mr. Johnson is a long-time leader in the cable TV industry and has a unique and diverse background in a number of industry sectors that he brings to the Company’s Board.

No arrangements exist between Mr. Johnson and any other person pursuant to which he was selected as a director. There are no transactions in which Mr. Johnson has an interest requiring disclosure under Item 404(a) of SEC Regulation S-K.

Mr. Johnson will be compensated for his services on the Company’s Board pursuant to the existing compensation program for non-employee directors set forth in the Company’s proxy statement dated April 29, 2020 for the Company’s 2020 annual meeting of stockholders.

Item 9.01.    Financial Statements and Exhibits

101	Inline XBRL Instance Document - the instance document does not appear in the Interactive Date File because its XBRL tags are embedded within the Inline XBRL document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery, Inc.

Date: December 14, 2020	By:	/s/ Bruce Campbell
Bruce Campbell
Chief Development, Distribution & Legal Officer